Exhibit 99.1
Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze® Seasons 52 Eddie V’s Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

Contacts:
August 11, 2014	(Analysts) Matthew Stroud	(407) 245-5288
8:30 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN COMPLETES REPURCHASE OF $900 MILLION OF PREVIOUSLY ANNOUNCED $1 BILLION DEBT RETIREMENT; AFFIRMS ANNUAL EPS OUTLOOK AND PROVIDES QUARTERLY EPS EXPECTATIONS

ORLANDO, FL, Aug. 11 - Darden Restaurants, Inc. (NYSE: DRI) has completed the repurchase of approximately $900 million of the previously announced $1 billion debt retirement leaving approximately $1.6 billion of debt on its balance sheet. The remaining $100 million of debt has been called for redemption and is expected to be retired later in August 2014. As previously announced, the Company used after-tax proceeds from its sale of Red Lobster to consummate the debt retirement and to initiate a $500 million accelerated stock buyback (ASB) program.

With the closing of the debt retirement, the Company is today affirming its previously announced fiscal 2015 outlook and providing quarterly expectations for fiscal 2015 to reflect the benefits and other factors associated with the tender offer, the ASB program and the sale of the Company’s Red Lobster business, which was completed on July 28.

“The completion of this tender offer further reinforces Darden’s strong financial foundation. In addition to the debt reduction, the Red Lobster sale proceeds also enable us to increase our capital return to shareholders and support the Company’s current dividend despite the change in our operating structure following the sale,” said Chuck Ledsinger, non-executive Chairman of the Board of Directors of Darden.

“As demonstrated by the affirmation of our financial outlook, we continue to make progress at Olive Garden. While we still have work to do, the improvements we are seeing reinforce our confidence in the brand and the actions we are taking to drive growth and value creation,” continued Ledsinger.

Debt Retirements

As a result of the debt retirements, Darden will reduce its interest expense by approximately $49 million on an annualized basis. The interest expense reduction in fiscal 2015 will be approximately $38 million, which will affect the second, third and fourth quarters of the fiscal year. The interest expense reduction excludes one-time breakage and other costs of approximately $96 million, of which approximately $50 million relates to non-cash charges associated with hedge and loan cost write-offs and the remaining $46 million relates to repurchase premiums, make-whole amounts and other fees. The Company estimates that the after-tax cash cost of the repurchase premiums, make-whole amounts and other fees will be less than $3 million in fiscal 2015.

Accelerated Stock Buyback (ASB) Program

As noted, the Company has initiated an ASB program. Previously, the Company announced that it entered into agreements with Goldman, Sachs & Co. and Wells Fargo Bank, National Association (each, a “Dealer”) to repurchase an aggregate of $500 million of the Company’s common stock under the ASB program.

Under the ASB agreements, the Company paid an aggregate of $500 million to the Dealers in August 2014 and will receive an initial delivery of approximately 8.5 million shares in October 2014, which represents approximately 80% of the total shares that will be repurchased under the ASB transactions based on current share prices. The total number of shares the Company ultimately purchases in ASB transactions will be determined based on the average of the daily volume-weighted average share price of its common stock over the duration of the ASB transactions, less an agreed discount, and is subject to certain adjustments under the agreements.

The agreements contemplate that final settlement is expected to occur in, or prior to, December 2014, although the completion date may be accelerated or, under certain circumstances, extended. At settlement, the Company may be entitled to receive additional shares of its common stock from a Dealer or, under certain circumstances, may be required to deliver shares or make a cash payment (at its option) to a Dealer.

In fiscal 2015, the Company anticipates that the ASB program will benefit diluted net earnings per share by approximately one cent in the second quarter, approximately seven cents in the third quarter and approximately eight cents in the fourth quarter. The annualized benefit to diluted net earnings per share in fiscal 2015 is expected to be approximately 12 cents. Because the Company will not take delivery of the shares until the second fiscal quarter of fiscal 2015, there is no anticipated effect on diluted net earnings per share in the first fiscal quarter.

Financial Outlook

Darden affirmed its annual diluted earnings per share outlook for fiscal 2015, which is $1.81 to $1.90 for earnings from continuing operations. On an adjusted basis, the Company continues to anticipate diluted net earnings per share from continuing operations of $2.22 to $2.30 for the year, which excludes the cost of shared support incurred prior to the sale of Red Lobster that moved to Red Lobster with the sale, costs the Company expects to incur in connection with implementation of its strategic action plan and debt breakage costs. These expectations reflect the Company’s projection that fiscal 2015 U.S. same-restaurant sales growth for Olive Garden, LongHorn Steakhouse and the Specialty Restaurants will be flat to +1%, +1% to +2% and approximately +2%, respectively. Current earnings expectations for the year also reflect the opening of approximately 37 net new restaurants.

With the sale of the more seasonally variable Red Lobster business, there are some related impacts to the seasonal trends of the Company’s sales and earnings. Historically, the Company’s sales and earnings were appreciably lower in the second fiscal quarter compared to the first, third and fourth fiscal quarters due in large part to Red Lobster’s promotional calendar and seasonality. Looking forward, the Company expects more tempered seasonal and quarterly fluctuations in sales and earnings than it experienced prior to the sale of Red Lobster.

As previously noted, fiscal 2015 is a 53-week year. The anticipated benefit from the additional week is five cents diluted net earnings per share and that benefit will be fully realized in the fourth quarter, which will be a 14 week fiscal quarter versus a 13 week fiscal quarter the prior year.

Based on the impact of the debt retirements, the accelerated share buyback program, and the other expectations noted above, the Company anticipates that diluted net earnings per share from continuing operations on quarterly basis will be as follows:

Per Share	Q1	Q2	Q3	Q4	Fiscal 2015
Diluted Net EPS from Continuing Operations	($0.16-$0.18)	$0.24 - $0.28	$0.80 - $0.84	$0.87 - $0.91	$1.81 - $1.90
Red Lobster-Related Shared Support Costs	$0.02	$0.00	$0.00	$0.00	$0.02
Other Strategic Action Plan Costs	TBD	TBD	TBD	TBD	TBD
Debt Breakage Costs	$0.44	$0.00	$0.00	$0.00	$0.44
Adjusted Diluted Net EPS from Continuing Operations	$0.28 - $0.30	$0.24 - $0.28	$0.80 - $0.84	$0.87 - $0.91	$2.22 - $2.30

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE "100 Best Companies to Work For" list for the fourth year in a row. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information about Forward-Looking Statements
Forward-looking statements in this communication regarding our expected ability to improve sales and earnings growth, reduce earnings volatility, buy back stock and execute on our brand renaissance program and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden's strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s preliminary proxy statement, filed with the SEC on July 31, 2014, as amended, and the Company revocation solicitation statement, filed with the SEC on April 1, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 25, 2014, filed with the SEC on July 18, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing a definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.

Non-GAAP Information
The information in this press release includes financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as adjusted diluted net earnings per share. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that the presentation of certain non-GAAP measures provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.